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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MVB Financial Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Preliminary Copy

        MVB FINANCIAL CORP.
301 VIRGINIA AVENUE
FAIRMONT, WEST VIRGINIA 26554-2777
(304) 363-4800

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 11, 2014

To the Shareholders:

        The Special Meeting of Shareholders of MVB Financial Corp. ("MVB") will be held at 113 Platinum Drive, Bridgeport, West Virginia, at 9:00 a.m. on February 11, 2014 for the purposes of considering and voting upon proposals:

  1.
  To approve an amendment to the MVB Financial Corp. Articles of Incorporation to provide for an increase from 8,500 to 20,000 the number of authorized preferred shares;

  2.
  To approve an amendment to the MVB Financial Corp. Articles of Incorporation to provide for an increase from 10 million to 20 million the number of authorized shares of common stock and a related stock split effected as a stock dividend pursuant to which each issued and outstanding share of MVB common stock, par value $1.00 per share, would automatically be converted to two shares of MVB common stock, par value $1.00 per share and to authorize 20 million shares of Class A Common Stock, par value $1.00 per share;

  3.
  To adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement; and

  4.
  To transact any other business that may properly be brought before the meeting or any adjournment thereof. We are not aware of any such matters at this time.

        Only those shareholders of record at the close of business on December 18, 2013, shall be entitled to notice of the meeting and to vote at the meeting.

                      By Order of the Board of Directors,

                      Larry F. Mazza
                      Chief Executive Officer

Please sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you have the option to withdraw your proxy before it is voted.

January 2, 2014

Preliminary Copy

MVB FINANCIAL CORP.
301 VIRGINIA AVENUE
FAIRMONT, WEST VIRGINIA 26554-2777
(304) 363-4800

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS—FEBRUARY 11, 2014

        MVB Financial Corp. ("MVB" or the "Company") is furnishing this statement in connection with its solicitation of proxies for use at a Special Meeting of Shareholders of MVB to be held on February 11, 2014, at the time and for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

Solicitation of Proxies

        MVB's management, at the direction of MVB's board of directors, is making this proxy solicitation. These proxies enable shareholders to vote on all matters scheduled to come before the meeting. If the enclosed proxy is signed and returned, it will be voted as directed; or if not directed, the proxy will be voted "FOR" all of the various proposals to be submitted to the vote of shareholders described in the enclosed Notice of Special Meeting and this proxy statement. A shareholder executing the proxy may revoke it at any time before it is voted by:

  •
  notifying MVB representatives James R. Martin, Larry F. Mazza or Lisa McCormick in person;

  •
  giving written notice to MVB of the revocation of the proxy. The revocation should be delivered to Lisa J. McCormick, Corporate Secretary, 301 Virginia Avenue, Fairmont, West Virginia 26554-2777;

  •
  submitting to MVB a subsequently-dated proxy; or

  •
  attending the meeting and withdrawing the proxy before it is voted at the meeting.

        MVB will pay the expenses of this proxy solicitation. In addition to this solicitation by mail, officers and regular employees of MVB and its subsidiaries—MVB Bank, Inc. ("MVB Bank"), Potomac Mortgage Group, Inc., which does business as MVB Mortgage ("MVB Mortgage"), and MVB Insurance, LLC ("MVB Insurance")—may, to a limited extent, solicit proxies personally or by telephone or telegraph, although no person will be engaged specifically for that purpose.

Eligibility of Stock for Voting Purposes

        Under MVB's Bylaws, the board of directors has fixed December 18, 2013, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. Any shares held in street name that are not voted ("broker non-votes") in the proposal to amend the Articles of Incorporation will not be included in determining the number of votes.

        As of the record date for the Special Meeting,            shares of the common stock of MVB were outstanding and entitled to vote. In addition, 8,500 shares of preferred stock are issued and outstanding. MVB is in the process of determining whether the United States Treasury is entitled to vote on Proposal 1. If the Treasury is entitled to vote on Proposal 1 and votes against the proposal, then Proposal 1 will not be adopted. The principal holders of MVB common stock are discussed under the section of this proxy statement entitled, "Principal Holders of Voting Securities". As of the record date, MVB had a total of approximately            shareholders of record.

PURPOSE OF MEETING

1.     Proposals to Amend MVB's Articles of Incorporation

General

        Under the proposals, the initial portion of Article V of the Company's Articles of Incorporation would be amended:

  1.
  to increase from 8,500 to 20,000 the number of authorized shares of the preferred stock of the Company;

  2.
  to authorize an increase in the number of authorized shares of common stock from 10 million (10,000,000) to 20 million (20,000,000) shares and a related stock split effected as a stock dividend, with each issued and outstanding share of MVB common stock, $1.00 par value per share, being automatically converted into two shares of MVB common stock, $1.00 par value per share, and to authorize 20 million (20,000,000) shares of Class A Common Stock, par value $1.00 per share. If the amendment is authorized, the Company would issue certificates or initiate book entries representing the additional shares as a result of the stock split effected as a stock dividend. The new certificates would be delivered to the shareholders of the Company at the effective time of the stock split.

Assuming all proposals are adopted, the first paragraph of Article V would read as follows:

ARTICLE V

            The amount of the total authorized capital stock of said corporation shall be sixty million dollars ($60,000,000), which shall be divided into twenty million (20,000,000) shares of Common Stock with a value of $1.00 each per share, twenty million (20,000,000) shares of Class A Common Stock, par value $1.00 per share ("Class A Common Stock"); and twenty thousand (20,000) shares of Preferred Stock with a par value of $1,000 per share ("Preferred Stock").

        At the end of Article V, the following provisions would be added:

            Class A Common Stock shall be ranked junior to any Preferred Stock issued and outstanding, with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation. The voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A Common Stock are as follows:

            A.    Issuance in Series.    Class A Common Stock may be issued from time to time in one or more series. All shares of Class A Common Stock shall be of equal rank and shall be identical, except in respect of the particulars that are fixed in the Articles of Incorporation or may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of Class A Common Stock, whether of the same or a different series, shall be identical in all respects with the other shares of Class A Common Stock, except as to the following relative rights and preferences, as to which there may be variations between different series:

      (i)
      the rate of dividends;

      (ii)
      whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

      (iii)
      whether shares may be converted to Common Stock and if so, the terms and conditions of conversion;

      (iv)
      the amount payable upon shares in event of voluntary and involuntary liquidation;

      (v)
      sinking fund provisions, if any, for the redemption or purchase of shares;

      (vi)
      the terms and conditions, if any, on which shares may be converted; and

      (vii)
      voting rights, if any.

            The Board of Directors of the corporation shall have all of the power and authority with respect to the shares of Class A Common Stock that the shareholders may delegate to the Board of Directors pursuant to the terms and provisions of Chapter 31D, Article 6, Sections 601 and 602 of the Code of West Virginia, as amended, and shall exercise such power and authority by the adoption of a resolution or resolutions as prescribed by law.

            B.    Dividends.    The holders of the Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, preferential dividends in cash, in the amounts or at the rate per annum fixed for such series, and no more. Dividends on shares of the Class A Common Stock shall be payable as determined by the Board of Directors.

            C.    Dividend Restriction on Junior Stock.    So long as any shares of Class A Common Stock are outstanding, the corporation shall not pay or declare any cash dividends whatsoever on the Common Stock or any other class of stock ranking junior to the Class A Common Stock unless (i) any dividends payable on the Class A Common Stock of all series shall have been paid and (ii) there shall exist no default in respect of any sinking fund or purchase fund for the redemption or purchase of shares of Class A Common Stock of any series or such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of Class A Common Stock of such series by a vote at a meeting called for such purpose or by written waiver with or without a meeting.

            D.    Liquidation or Dissolution.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class of stock of the corporation ranking junior to the Class A Common Stock in respect of dividends or distribution of assets upon liquidation, the holders of the Class A Common Stock shall be entitled to be paid in full, in the event of a voluntary or involuntary liquidation, dissolution or winding up, the respective amounts fixed for such series, plus in each case a sum equal to declared and unpaid dividends thereon to the date of payment thereof. After such payment shall have been made in full to the holders of the Class A Common Stock, the remaining assets and funds of the corporation shall be distributed among the holders of the stock of the corporation ranking junior to the Class A Common Stock in respect of dividends or distribution of assets upon liquidation according to their respective rights and preferences and in each case according to their respective shares. In the event that the assets of the corporation available for distribution to holders of Class A Common Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Class A Common Stock pro rata in proportion to the amounts payable upon such share thereof.

            E.    Status of Shares Redeemed or Retired.    Class A Common Stock redeemed or otherwise retired by the corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized but unissued Class A Common Stock and may thereafter be reissued in the same manner as other authorized but unissued Class A Common Stock.

            F.    Amendments.    Subject to such requirements as may be prescribed by law or as may be expressly set forth in the foregoing provisions of this Article V or in any amendment to these Articles establishing and designating a series of shares of Class A Common Stock, any of the foregoing terms and provisions of this Article V may be altered, amended or repealed or the application thereof suspended or waived in any particular case and changes in any of the designations, preferences, limitations and relative rights of the Class A Common Stock may be made with the affirmative vote, at a meeting called for that purpose, or the written consent with or without a meeting, of the holders of at least a majority of the then issued and outstanding shares of Class A Stock voting at the meeting in person or by proxy.

The other provisions of Article V would remain unchanged. In the event that only one of the proposals is approved by the shareholders, then Article V would be amended to reflect only the proposal adopted.

        Under the Company's current Articles of Incorporation (the "Articles"), the Company has authority to issue up to 10,000,000 shares of common stock with a $1.00 par value and 8,500 shares of preferred stock. If the shareholders adopt the proposed amendments to the Articles, the Company will be authorized to issue up to 20,000,000 shares of common stock with a $1.00 par value, up to 20,000,000 shares of Class A Common Stock, with a par value of $1.00 per share (the "Class A Shares") and up to 20,000 shares of preferred stock, par value $1,000 per share (the "Preferred Shares"). The board will be authorized to provide for the issuance of one or more series of Class A Shares or Preferred Shares and, in connection with the creation of any such series, to adopt one or more amendments to the Articles determining, in whole or in part, the express terms of any such series to the fullest extent permitted under West Virginia law. As such, the Class A Shares and the increased number of the Preferred Shares would be available for issuance without further action by the Company's shareholders, except as may be required by applicable law and as described below.

        The amount and terms of any Class A Shares or Preferred Shares have not yet been determined. Shares of Class A Common Stock and Preferred Shares may have dividend, liquidation and other features senior to those associated with MVB common stock. The specific features of any Class A Common Stock or Preferred Shares would be established by the board of directors.

        The authority of the board with respect to the authorized Class A Shares or Preferred Shares includes, but is not limited to, the authority to determine or fix the following with respect to the Class A Shares or Preferred Shares:

  •
  the division of the Class A Shares or Preferred Shares into series and the designation and authorized number of Class A Shares or Preferred Shares (up to the number of Preferred Shares authorized) in each series;

  •
  the dividend rate of the Class A Shares or Preferred Shares and whether dividends are to be cumulative;

  •
  whether the Class A Shares or Preferred Shares are to be redeemable, and, if so, whether redeemable for cash, property or other rights;

  •
  the liquidation rights and preferences to which the holders of Class A Shares or Preferred Shares will be entitled;

  •
  whether the Class A Shares or Preferred Shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;

  •
  whether the Class A Shares or Preferred Shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of stock and the terms and conditions of the conversion or exchange;

  •
  the voting rights of the Class A Shares or Preferred Shares, which may be full, limited or denied, except as otherwise required by law; provided that the voting rights of any series of Class A Shares or Preferred Shares may not be greater than the voting rights of the Company's common shares;

  •
  the preemptive rights, if any, to which the holders of Class A Shares or Preferred Shares will be entitled, and any limitations thereon;

  •
  whether the issuance of any additional Class A Shares or Preferred Shares, or of any Class A Shares or Preferred Shares in any series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

  •
  any other relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions, with respect to the Class A Shares or Preferred Shares or any series thereof.

        The Company issued the currently outstanding Preferred Shares to enable the Company to participate in the $30 billion Small Business Lending Fund (the "SBLF") appropriated to the United States Department of the Treasury ("Treasury") under the Small Business Jobs Act of 2010. The Company sold to Treasury $8,500,000 of senior Preferred Shares. The purpose of the SBLF was to provide capital and incentives to eligible financial institutions to increase small business lending throughout the communities they serve. Under the terms of the SBLF issuance, the Company may not, without Treasury's consent, authorize or issue Preferred Shares which are senior to the shares held by Treasury with respect to the payment of dividends or the distribution of assets in the event of liquidation, dissolution or winding up of the Company.

        Except for the Preferred Shares currently issued to Treasury, the Company has no present intention or agreement to issue any Class A Shares or Preferred Shares. Currently, the purpose of increasing the authorized Preferred Shares from 8,500 to 20,000 is to have additional authorized Preferred Shares should the board of directors determine the issuance of such is appropriate and beneficial to MVB. The Company is contemplating the potential issuance of Preferred Shares or Class A Shares to institutional and/or accredited investors, but no such issuance has been agreed to, or approved by the board of directors of the Company.

Reasons for Adoption of the Proposed Amendment

        Preferred Stock.    Proposal Number One would increase the number of shares of authorized preferred stock from 8,500 to 20,000 shares, with a par value of $1,000 per share. The board of directors of the Company believes that this change will provide the Company with greater flexibility in structuring future capital raising transactions, acquisitions and/or joint ventures, including taking advantage of financing techniques that may receive favorable treatment from regulatory agencies and credit rating agencies. The effect of being able to issue Preferred Shares without shareholder approval will enable the Company to engage in financing transactions and acquisitions which take full advantage of changing market conditions with little or no delay. The board believes that this will also help reduce costs because it will not have to seek additional shareholder approval to issue the shares unless it is required to obtain shareholder approval for the transaction under applicable law.

        Increased Shares of Common Stock and Class A Shares; Stock Split.    Proposal Number Two would cause the shares of authorized common stock, 10 million shares, par value $1.00, to become 20 million shares, par value $1.00 per share and to authorize 20 million shares of Class A Common Stock, par value $1.00 per share. The board of directors has determined that the proposed stock split effected as a stock dividend would keep the price per share of common stock at a level which is attractive to individual investors. The board of directors of the Company believes that the increase in authorized common stock and the authorization of Class A Shares will provide the Company with greater flexibility in structuring future capital raising transactions, acquisitions and/or joint ventures, including taking advantage of financing techniques that may receive favorable treatment from regulatory agencies and credit rating agencies. The effect of being able to issue additional common stock and Class A Shares without shareholder approval will enable the Company to engage in financing transactions and acquisitions which take full advantage of changing market conditions with little or no delay. The board believes that this will also help reduce costs because it will not have to seek additional shareholder approval to issue the shares unless it is required to obtain shareholder approval for the transaction under applicable law.

Tax Consequences of the Stock Split

        The following discussion is included for general information only. Stockholders should consult their personal tax advisors to determine the particular consequences of the stock split, including the applicability and effect of federal, state, local and foreign income and other taxes. No gain or loss will be recognized for federal income tax purposes on the receipt of additional shares of Common Stock in the stock split. A holder's basis in the shares of Common Stock held immediately prior to the stock split is allocated proportionately among the original shares and the additional shares issued as a result of the Stock Split. The holding period of the shares of Common Stock received by a holder will include the period during which the shares of Common Stock owned immediately prior to the Stock Split were held.

Potential Effects of the Proposed Amendments

        The actual effect of the issuance of any shares of Class A Common Stock or Preferred Shares upon the rights of the holders of common stock cannot be stated until the board of directors determines the specific rights of any shares of the Class A Common Stock or Preferred Shares. However, the effects might include, among other things, restricting dividends on common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of the Company's common stock will not have preemptive rights with respect to the Class A Common Stock or Preferred Shares.

        In deciding whether to issue shares of Class A Common Stock or Preferred Shares, the board of directors will consider the terms of such stock and the effect of the issuance on the operating results of the Company and its existing shareholders. The board of directors may issue Class A Common Stock or Preferred Shares for capital raising transactions, acquisitions, joint ventures or other corporate purposes that has the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the board were to issue additional common stock for such purposes. The board of directors will, in the exercise of their fiduciary duties to the shareholders, weigh all factors carefully, together with the needs and prospects of the Company, before committing to the issuance of further shares not requiring shareholder approval. The board of directors does not propose this amendment for the purpose of discouraging mergers or changes in control of the Company.

Potential Anti-Takeover Effect of the Amendment

        The proposed amendment to the Articles could have certain anti-takeover effects with respect to the Company. Specifically, the additional shares of Class A Shares or Preferred Shares could be issued so as to make it more difficult for a third party to acquire a majority of the Company's outstanding voting stock or otherwise effect a change of control in the Company.

        Subject to the exercise of its fiduciary duties to the Company and its shareholders, the board will not issue any additional shares for any defensive or anti-takeover purpose or with features intended specifically to make any attempted acquisition of the Company more difficult.

Antitakeover Provisions

        MVB's Articles and Bylaws currently contain the following antitakeover provisions:

        – Staggered Directors' Terms.    The directors of MVB are elected for staggered terms of three years with approximately one-third of the directors being elected in any one year. This provision has the effect of making it more difficult and time consuming for a shareholder who has acquired or controls a majority of MVB's outstanding common stock to gain immediate control of the board of directors or otherwise disrupt MVB's management.

        – Advance Notice for Director Candidates.    MVB's Bylaws require that shareholders who intend to nominate candidates for election to the board of directors must give written notice at least 14 but not more than 50, days prior to the date of any shareholders' meeting called for the purpose of electing directors. The advance notice requirements in MVB's Bylaws afford the board of directors the opportunity to consider the qualifications of the proposed nominees and, to the extent necessary, to inform the shareholders about these qualifications.

        – 75% Vote Required to Remove Directors.    MVB's Articles provide that holders of at least 75% of the voting power of shares entitled to vote generally in the election of directors may remove a director. This provision in MVB's Articles makes it more difficult for a third party to fill vacancies created by removal with its own nominees.

        – MVB's Articles Contain Supermajority Provisions.    The supermajority provisions in MVB's Articles and Bylaws provide that the affirmative vote of the holders of at least 75% of the outstanding shares of the voting stock of MVB will be required to amend or repeal provisions in the Articles dealing with the classification of the board of directors, director nominations, appointment to newly created directorships, vacancies of directors, removal of directors and business combinations by unsolicited and unapproved third parties. The purpose of a supermajority requirement is to prevent a shareholder with a majority of MVB's voting power from avoiding the requirements of the foregoing by simply repealing them.

        – Advance Notice Requirements for Shareholders Proposals.    MVB's Bylaws require that a shareholder wishing to bring business before an annual meeting of shareholders must give 120 days' advance notice to MVB before the date of the board's proxy statement released to shareholders. This advance notice requirement gives the board the opportunity to consider the shareholder's proposal and to inform the other shareholders about the proposal and the board's position regarding it. This provision could discourage a shareholder from bringing a matter before an annual meeting.

        – Fair Price Provision.    MVB's Articles contain what is known as a "fair price provision." The fair price provision requires the approval of at least 75% of MVB's shares entitled to vote to approve transactions with an interested shareholder except in cases where either (1) price criteria and procedural requirements are satisfied, or (2) a majority of MVB's board of directors recommends the transaction to the shareholders. If the minimum price criteria and procedural requirements are met or the requisite approval of MVB's disinterested directors are given, the normal requirements of West Virginia law would apply.

        An "interested shareholder" is any person, other than MVB or any of its subsidiaries, who is, or who was within the two-year period immediately before the announcement of a proposed business combination, the beneficial owner of more than 10% of MVB's voting power. It also includes any person who is an assignee of, or has succeeded to, any shares of voting stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by interested shareholders. A "disinterested director" is any member of the board of directors of MVB who is not affiliated with an interested shareholder and who was a director of MVB prior to the time the interested shareholder became an interested shareholder. It also includes any successor to a disinterested director who is not affiliated with an interested shareholder and who was recommended by a majority of the disinterested directors then on the board.

Advantages of MVB's Anti-Takeover Provisions

        The provisions discussed above may constitute defensive measures because they may discourage or deter a third party from attempting to acquire control of MVB. The purpose of these provisions is to discourage and to insulate the corporation against hostile takeover efforts which MVB's board of directors might determine are not in the best interests of MVB and its shareholders. We believe that these provisions are reasonable precautions to ensure that a party seeking control will discuss its proposal with management.

Disadvantages of MVB's Anti-Takeover Provisions

        The classification of the board of directors makes it more difficult to change directors because they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the board of directors. Furthermore, because of the smaller number of directors to be elected at each annual meeting, holders of a minority of the voting stock may be in a less favorable position to elect directors through the use of cumulative voting. The supermajority provisions make it more difficult for shareholders to effect changes in the classification of directors.

        The ability of the board of directors to issue additional shares of common, Class A Common Stock and Preferred Shares also permits the board of directors to authorize issuance of the stock which may be dilutive and, in the case of Class A Common Stock or Preferred Shares, which may affect the substantive rights of shareholders without requiring an additional shareholder vote.

        Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in a takeover attempt.

Recommendation and Vote

        The affirmative vote of a majority of the shares of common stock present at the meeting is required to adopt the proposed amendment to Article V of the Articles. MVB is in the process of determining whether the United States Treasury is entitled to vote on Proposal 1. If the Treasury is entitled to vote on Proposal 1 and votes against the proposal, then Proposal 1 will not be adopted. Common stock represented by properly executed and returned proxy cards will be voted as specified or, if no instructions are given (except in the case of broker non-votes), will be voted "FOR" the adoption of the proposed amendments to Article V of the Articles.

        The board of directors unanimously recommends that shareholders vote "FOR" approval of these proposals.

Principal Holders of Voting Securities

        As of December 1, 2013, there were no shareholders that own more than 5% of MVB's common stock.

Ownership of Securities by Directors and Executive Officers

        As of December 1, 2013, ownership by directors and executive officers in MVB was:

	Shares of Stock Beneficially Owned(1)	Percent of Ownership
David B. Alvarez	128,775	3.49
Stephen R. Brooks	17,948	0.49
James J. Cava, Jr.	42,116	1.14
Joseph P. Cincinnati	39,916	1.08
Berniece Collis	9,453	0.26
H. Edward Dean, III	92,826	2.52
John W. Ebert	19,572	0.53
Gayle C. Manchin	10,772	0.29
James R. Martin	59,213	1.61
Larry F. Mazza	140,037	3.80
Dr. Kelly R. Nelson	21,516	0.58
J. Christopher Pallotta	54,314	1.47
Nitesh S. Patel	73,412	1.99
Louis Spatafore	14,222	0.39
Jimmy D. Staton	58,387	1.58
Roger J. Turner	55,272	1.50
Samuel J. Warash	22,094	0.60
Bret S. Price	—	—
Donald T. Robinson	11,429	0.31
John T. Schirripa	27,556	0.75
Eric L. Tichenor	16,417	0.45

TOTAL	915,247	24.81%

(1)
Beneficial ownership is determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934 as amended, and includes shares held by adults and immediate family living in the same household and any related entity in which a 10% or greater ownership percentage is maintained.

(2)
Includes shares outstanding and 1,000, 22,171, 85,900, 5,000, 14,000, 11,240 and 42,600 shares which may be acquired by Dean, Martin, Mazza, Robinson, Schirripa, Tichenor and Turner, respectively, within 60 days through the exercise of options. This total does not include options that have been granted but not exercisable.

(3)
The following MVB Directors and Executive Officers have MVB stock pledged to secure loans from MVB Bank, Inc.: David B. Alvarez 83,336 shares, Stephen R. Brooks 3,034 shares, Jimmy D. Staton 58,167 shares and Eric L. Tichenor 1,202 shares. Each of the above loans was made in the normal course of business. All of these transactions were made substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. In each instance, the loan to value ratio of the loan was 70% or less.

3.     ADJOURNMENT OF THE SPECIAL MEETING

        In the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to the Company's Articles, the Company's management may propose to adjourn the Special Meeting to a later date or dates in order to permit the solicitation of additional proxies. Under West Virginia law, no notice of an adjourned meeting need be given to you if the date, time and place of the adjourned meeting are fixed and announced at the Special Meeting.

        In order to permit proxies that have been received by the Company at the time of the Special Meeting to be voted for an adjournment, if necessary, the Company has submitted the proposal to adjourn the Special Meeting to you as a separate matter for your consideration.

        In this proposal, the Company is asking you to authorize the holder of any proxy solicited by its board of directors to vote in favor of adjourning the Special Meeting and any later adjournments. If the Company's shareholders approve the proposal to adjourn the Special Meeting, the Company could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the Company's Articles including the solicitation of proxies from the shareholders that have previously voted against the proposal. As a result, even if proxies representing a sufficient number of votes against the proposal to amend the Company's Articles have been received, the Company could adjourn the Special Meeting without a vote on the proposal to amend the Company's Articles and seek to convince shareholders to change their votes to votes in favor of the adoption of the amendment to the Company's Articles.

        The Company's board of directors believes that if the number of common shares present or represented at the Special Meeting and voting in favor of the proposal to adopt the amendment to the Company's Articles is insufficient to adopt the amendment, it is in the best interests of the shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the proposed amendment.

Recommendation and Vote

        The proposal to adjourn the Special Meeting must be approved by the holders of a majority of the common shares of the Company present in person or by properly executed proxy and entitled to vote at the Special Meeting.

        The board of directors unanimously recommends that shareholders vote "FOR" approval of this proposal.

4.     OTHER MATTERS

        The board of directors is unaware of any other matters to be considered at the meeting but, if any other matters properly come before the meeting, persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

Delivery of Information

        In accordance with SEC Rule 14a-3(e)(i), only one proxy statement is being delivered to multiple security holders at a single address. Upon request to Lisa J. McCormick, Corporate Secretary, MVB will provide a separate copy of the aforementioned document to any shareholder at a shared address to which a single copy was delivered. Mrs. McCormick may be contacted by telephone or mail as provided in the Notice of Special Meeting of Shareholders or by e-mail at lmccormick@mvbbanking.com. This same procedure may be used to separate any shareholder from multiple shareholder/single address mailings. In addition, shareholders sharing a single address and receiving multiple copies of the documents may request the delivery of a single copy of the mailing. Mrs. McCormick is also the contact for this request.

                      Larry F. Mazza
                      Chief Executive Officer

Exhibit A

RESOLUTIONS OF SPECIAL MEETING
OF BOARD OF DIRECTORS OF
MVB FINANCIAL CORP.

            WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation to increase the authorized number of shares of common stock and preferred stock and to create a separate class of common stock of the Corporation;

            THEREFORE, BE IT

            RESOLVED, that the first paragraph of Article V of the Articles of Incorporation be amended to read, in its entirety, as follows:

ARTICLE V

            The amount of the total authorized capital stock of said corporation shall be sixty million dollars ($60,000,000), which shall be divided into twenty million (20,000,000) shares of Common Stock with a value of $1.00 each per share, twenty million (20,000,000) shares of Class A Common Stock, par value $1.00 per share ("Class A Common Stock"); and twenty thousand (20,000) shares of Preferred Stock with a par value of $1,000 per share ("Preferred Stock").

            FURTHER RESOLVED, that the following be added to the end of Article V of the Articles of Incorporation:

            Class A Common Stock shall be ranked junior to any Preferred Stock issued and outstanding, with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation. The voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A Common Stock are as follows:

            A.    Issuance in Series.    Class A Common Stock may be issued from time to time in one or more series. All shares of Class A Common Stock shall be of equal rank and shall be identical, except in respect of the particulars that are fixed in the Articles of Incorporation or may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of Class A Common Stock, whether of the same or a different series, shall be identical in all respects with the other shares of Class A Common Stock, except as to the following relative rights and preferences, as to which there may be variations between different series:

      (i)
      the rate of dividends;

      (ii)
      whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

      (iii)
      whether shares may be converted to Common Stock and if so, the terms and conditions of conversion;

      (iv)
      the amount payable upon shares in event of voluntary and involuntary liquidation;

      (v)
      sinking fund provisions, if any, for the redemption or purchase of shares;

      (vi)
      the terms and conditions, if any, on which shares may be converted; and

      (vii)
      voting rights, if any.

            The Board of Directors of the corporation shall have all of the power and authority with respect to the shares of Class A Common Stock that the shareholders may delegate to the

    Board of Directors pursuant to the terms and provisions of Chapter 31D, Article 6, Sections 601 and 602 of the Code of West Virginia, as amended, and shall exercise such power and authority by the adoption of a resolution or resolutions as prescribed by law.

            B.    Dividends.    The holders of the Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, preferential dividends in cash, in the amounts or at the rate per annum fixed for such series, and no more. Dividends on shares of the Class A Common Stock shall be payable as determined by the Board of Directors.

            C.    Dividend Restriction on Junior Stock.    So long as any shares of Class A Common Stock are outstanding, the corporation shall not pay or declare any cash dividends whatsoever on the Common Stock or any other class of stock ranking junior to the Class A Common Stock unless (i) any dividends payable on the Class A Common Stock of all series shall have been paid and (ii) there shall exist no default in respect of any sinking fund or purchase fund for the redemption or purchase of shares of Class A Common Stock of any series or such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of Class A Common Stock of such series by a vote at a meeting called for such purpose or by written waiver with or without a meeting.

            D.    Liquidation or Dissolution.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class of stock of the corporation ranking junior to the Class A Common Stock in respect of dividends or distribution of assets upon liquidation, the holders of the Class A Common Stock shall be entitled to be paid in full, in the event of a voluntary or involuntary liquidation, dissolution or winding up, the respective amounts fixed for such series, plus in each case a sum equal to declared and unpaid dividends thereon to the date of payment thereof. After such payment shall have been made in full to the holders of the Class A Common Stock, the remaining assets and funds of the corporation shall be distributed among the holders of the stock of the corporation ranking junior to the Class A Common Stock in respect of dividends or distribution of assets upon liquidation according to their respective rights and preferences and in each case according to their respective shares. In the event that the assets of the corporation available for distribution to holders of Class A Common Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Class A Common Stock pro rata in proportion to the amounts payable upon such share thereof.

            E.    Status of Shares Redeemed or Retired.    Class A Common Stock redeemed or otherwise retired by the corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized but unissued Class A Common Stock and may thereafter be reissued in the same manner as other authorized but unissued Class A Common Stock.

            F.    Amendments.    Subject to such requirements as may be prescribed by law or as may be expressly set forth in the foregoing provisions of this Article V or in any amendment to these Articles establishing and designating a series of shares of Class A Common Stock, any of the foregoing terms and provisions of this Article V may be altered, amended or repealed or the application thereof suspended or waived in any particular case and changes in any of the designations, preferences, limitations and relative rights of the Class A Common Stock may be made with the affirmative vote, at a meeting called for that purpose, or the written consent with or without a meeting, of the holders of at least a majority of the then issued and outstanding shares of Class A Stock voting at the meeting in person or by proxy.

2

Preliminary Copy

MVB FINANCIAL CORP.
301 VIRGINIA AVENUE
FAIRMONT, WEST VIRGINIA 26554

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
February 11, 2014

KNOW ALL PERSONS BY THESE PRESENTS, That the undersigned shareholder(s) of MVB Financial Corp. ("MVB"), Fairmont, West Virginia, does (do) hereby nominate, constitute and appoint Samuel J. Gallo, Joy A. Knight and Lisa J. McCormick, or any of them, with full power to act as my (our) true and lawful attorney with full power of substitution for me (us) to vote all the Common Stock of MVB standing in my (our) name on its books at the close of business on December 18, 2013, at the Special Meeting of Shareholders of MVB to be held at 113 Platinum Dr., Suite H, Bridgeport, WV 26330, on February 11, 2014, at 9:00 a.m., and at any and all adjournments of said meeting, with all the powers the undersigned would possess if personally present, as follows:

  1.
  To approve an amendment to the MVB Financial Corp. Articles of Incorporation to provide for an increase from 8,500 to 20,000 the number of authorized preferred shares.

For	☐	Against	☐	Abstain	☐
  2.
  To approve an amendment to the MVB Financial Corp. Articles of Incorporation to provide for an increase from 10 million to 20 million the number of authorized shares of common stock and a related stock split effected as a stock dividend pursuant to which each issued and outstanding share of MVB common stock, par value $1.00 per share, would automatically be converted to two shares of MVB common stock, par value $1.00 per share and to authorize 20 million shares of Class A Common Stock, par value $1.00 per share.

For	☐	Against	☐	Abstain	☐
  3.
  To adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement.

For	☐	Against	☐	Abstain	☐
  4.
  Any other business which may properly be brought before the meeting or any adjournment thereof.

         Unless otherwise specified on this Proxy, the shares represented by this Proxy will be voted "FOR" the propositions listed above and described more fully in the Proxy Statement of MVB distributed in connection with this Special Meeting. If any other business is presented at said meeting; this Proxy will be voted in accordance with the recommendations of management.

         The Board of Directors recommends a vote "FOR" the listed propositions.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Dated:	20	.

Signature(s) of Shareholder(s)

When signing as attorney, executor, administrator, trustee or guardian, please give full title.
If more than one trustee, all should sign. All joint owners must sign.

QuickLinks

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 11, 2014
PROXY STATEMENT SPECIAL MEETING OF SHAREHOLDERS—FEBRUARY 11, 2014
RESOLUTIONS OF SPECIAL MEETING OF BOARD OF DIRECTORS OF MVB FINANCIAL CORP.
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS February 11, 2014